EXHIBIT 99.2

                                             NEWS FOR ASSOCIATES

          PROXYMED ANNOUNCES AGREEMENT WITH HOLDERS OF PREFERRED STOCK

         FORT LAUDERDALE, Florida - May 5, 2000 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of eHealth physician solutions and business-to-business healthcare transaction services, today announced that it has successfully negotiated agreements to repurchase $13 million of its $15 million Series B Convertible Preferred Stock (the "Preferred Stock"), which was sold in December 1999. The Company had been negotiating with the holders of the Preferred Stock to restructure certain terms relating to the Preferred Stock, which was necessitated by the Company's stock price having closed lower than $4.21 for ten consecutive trading days. Under the terms of the agreements, ProxyMed will redeem the Preferred Stock over a five-month period through a series of cash payments and the issuance of additional warrants. Subject to compliance with the agreements, these shares of Preferred Stock will not be converted into common stock. To-date, ProxyMed has received conversion notices for 85% of the remaining $2 million of Preferred Stock.

         "Redemption of the Preferred Stock rectifies a difficult situation caused by recent market volatility," said John B. Okkerse, Jr., Ph.D., chief executive officer of ProxyMed, Inc. "We can now focus our full attention on completing our vision of delivering superior products and services to our customers."

ABOUT PROXYMED, INC.

         ProxyMed, Inc. is among the nation's largest and most experienced eHealth companies, supplying eSolutions to physicians and business-to-business healthcare electronic commerce services to healthcare information systems providers. The Company's desktop software and its www.proxymed.com web site allow physicians to exchange clinical and financial messages with insurance companies, labs, pharmacies, suppliers, and patients in an efficient and secure manner - simplifying financial, administrative, and clinical processes and resulting in more cost-effective healthcare management and increased quality of patient care.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE EVENTS INCLUDING THE COMPANY'S ABILITY TO REDEEM ITS PREFERRED STOCK. WHILE THESE STATEMENTS REFLECT THE COMPANY'S BEST CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO PROXYMED'S ABILITY TO ABIDE BY THE TERMS OF THE REDEMPTION AND RELATED AGREEMENTS, ASSUMPTIONS, BELIEFS AND OPINIONS RELATING TO PROXYMED'S GROWTH STRATEGY BASED UPON PROXYMED'S INTERPRETATION AND ANALYSIS OF HEALTHCARE INDUSTRY TRENDS AND MANAGEMENT'S ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL AND IMPLEMENT ITS E-COMMERCE SOLUTIONS, CLINICAL AND FINANCIAL E-TRANSACTION SERVICES AND SOFTWARE APPLICATIONS TO PHYSICIANS, PHARMACIES, LABORATORIES, AND PAYERS. THESE FACTORS AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE COMPANY'S FILINGS

WITH THE SECURITIES AND EXCHANGE COMMISSION. PROXYMED EXPRESSLY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

More information on ProxyMed is available on its home page at www.proxymed.com.